UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  September 11, 2009

WITS BASIN PRECIOUS MINERALS INC.
(Exact name of registrant as specified in its charter)

Minnesota
(State or other jurisdiction of incorporation)

1-12401	84-1236619
(Commission File Number)	(IRS Employer Identification No.)

80 South Eighth Street, Suite 900
Minneapolis, MN  55402
(Address of principal executive offices) (Zip Code)

(612) 349-5277
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 11, 2009, Wits Basin Precious Minerals Inc. (“Wits Basin”) and its subsidiary, Hunter Bates Mining Corporation (“Hunter Bates”), entered into a Share Exchange Agreement with Princeton Acquisitions, Inc., a Colorado corporation (“Princeton”), pursuant to which the shareholders of Hunter Bates will exchange their Hunter Bates securities for similar securities of Princeton, on a share-for-share basis, and Hunter Bates shall become a wholly owned subsidiary of Princeton.

Immediately prior to the effectiveness of the share exchange, certain shareholders of Princeton will sell 1,383,543 shares of Princeton common stock to Wits Basin for $250,000. As a result of these transactions, Wits Basin would hold approximately 98% of the issued and outstanding shares of Princeton common stock immediately following the share exchange and stock purchase (assuming no additional shares of Princeton or Hunter Bates securities are issued prior to the effectiveness of the transactions).  Accordingly, Princeton will be a majority owned subsidiary of Wits Basin.

The completion of the share exchange between Princeton and Hunter Bates shareholders, and of the purchase of Princeton shares by Wits Basin, are contingent upon the satisfaction of certain conditions by the parties, including without limitation the completion and satisfaction of due diligence and obtaining necessary third-party consents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WITS BASIN PRECIOUS MINERALS INC.

Date: September 17, 2009	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer